Exhibit 99.1

CHARTER COMMUNICATIONS AND LIBERTY MEDIA CORPORATION ANNOUNCE COMPLETION OF INVESTMENT

Stamford, Connecticut and Englewood, Colorado, May 1, 2013 - Charter Communications, Inc. (Nasdaq: CHTR) (“Charter”) and Liberty Media Corporation (Nasdaq: LMCA, LMCB) (“Liberty”) announced today that Liberty has completed its previously announced agreement with investment funds managed by, or affiliated with, Apollo Management, Oaktree Capital Management and Crestview Partners to acquire 26.9 million shares and 1.1 million warrants in Charter Communications, Inc. for $2.6 billion, which represents a 27.3% beneficial ownership in Charter using shares outstanding as of December 31, 2012, and a price per share of $95.50.
Liberty funded the purchase with cash on hand of $1.2 billion and borrowed $1.4 billion under newly executed margin loans on 20.3 million Charter common shares (Nasdaq: CHTR), 720 million SiriusXM common shares (Nasdaq: SIRI), 8.1 million Live Nation Entertainment common shares (NYSE: LYV) and a portion of Liberty's available for sale securities.
Liberty and Charter have entered into a previously announced stockholders agreement that among other things provides Liberty the right to designate up to four directors for appointment to the Charter board. With the closing of the transaction, Liberty has designated, and Charter's board of directors has appointed, John Malone, Chairman of Liberty; Gregory Maffei, President and CEO of Liberty; Balan Nair, EVP and CTO of Liberty Global; and Michael Huseby, CFO of Barnes & Noble to join Charter's board of directors. Additionally, John Malone will serve on the board's Nominating and Corporate Governance Committee, Greg Maffei will serve on the board's Compensation and Benefits Committee, and Michael Huseby will serve on the board's Audit Committee.
The board appointments were made in conjunction with the resignation of Stan Parker, Darren Glatt, Bruce Karsh and Edgar Lee from the board.

About Charter
Charter (Nasdaq: CHTR) is a leading broadband communications company and the fourth- largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.
About Liberty Media
Liberty Media (Nasdaq: LMCA, LMCB) owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:
Liberty Media Corporation
Courtnee Ulrich
(720) 875-5420

Charter Communications, Inc.

Media:                         Analysts:
Anita Lamont                    Stefan Anninger
(314) 543-2215                    (203) 905-7955